Exhibit 99.1

Video Display Corporation Reports Continuation of Improved Earnings

    ATLANTA--(BUSINESS WIRE)--July 11, 2003--Video Display Corporation (NASDAQ:VIDE) today reports that operations during the first fiscal quarter of 2004 continued the trend of significantly improved earnings results begun in the 4th quarter of fiscal 2003.
    Net income increased by 130% for the first quarter ended May 31, 2003 to a net of $781,000 or $0.16 per share versus $339,000 or $0.07 per share reported for the previous year comparable quarter on a fully diluted basis.
    Net sales, reported at $19,013,000, represented an increase of 1% over net sales of $18,819,000 reported for the previous year comparable period.
    Profits for the quarter were positively affected by plant closures or consolidations and other expense reduction initiatives completed in the 3rd quarter of fiscal 2003. These initiatives, which resulted in significantly improved results in the Company's 4th quarter of fiscal 2003 have continued to generate higher net profits for the current years first quarter.
    Per share earnings have further been enhanced as a result of the Company's previously announced common stock buy back programs pursuant to which the Company continues to repurchase its common shares in the open market as conditions and opportunities appear advantageous.
    Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDCs Marquee(TM) line of projectors. Video Display Corporation operates eleven display design and manufacturing plants plus eight sales facilities throughout the United States and Europe.
    This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions.



                                                Three Months Ended
                                               May 31,       May 31,
                                                2003          2002
                                             -----------  -----------

Net sales                                    $19,013,000  $18,819,000
Cost of goods sold                            12,782,000   12,713,000
Gross profit                                   6,231,000    6,106,000
Operating expenses                             4,696,000    5,384,000
Operating profit                               1,535,000      722,000
Net income                                   $   781,000  $   339,000
Basic earnings per share                     $      0.17  $      0.07
Diluted earnings per share                   $      0.16  $      0.07
Average basic shares outstanding               4,640,000    4,756,000
Average diluted shares outstanding             4,968,000    5,107,000


    CONTACT: Video Display Corporation, Atlanta
             Ronald D. Ordway, 770/938-2080